                                                                EXHIBIT (10)(b)

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 17 to Registration Statement No. 33-45379 of Merrill Lynch Life Variable Annuity Separate Account B on Form N-4 of our reports on (i) Merrill Lynch Life Insurance Company dated February 28, 2000, and (ii) Merrill Lynch Life Variable Annuity Separate Account B dated February 14, 2000, appearing in the Statement of Additional Information, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in the Prospectus, which is a part of such Registration Statement.


/s/ DELOITTE & TOUCHE LLP


New York, New York
July 7, 2000